Exhibit 5.1

Gibson, Dunn & Crutcher LLP

200 Park Avenue
New York,NY 10166-0193
Tel 212.351.4000
www.gibsondunn.com
May 6, 2011
Celanese Corporation
Celanese US Holdings LLC
1601 West LBJ Freeway
Dallas, Texas 75234
Re: Celanese Corporation
       Celanese US Holdings LLC
       5⅞% Senior Notes due 2021
Ladies and Gentlemen:
We have acted as counsel to Celanese US Holdings LLC, a Delaware limited liability company (the “Company”), its parent, Celanese Corporation, a Delaware corporation (the “Parent Guarantor”) and certain of its subsidiaries listed on Annex A hereto (together with the Parent Guarantor, the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-173822 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated May 2, 2011, filed with the Commission on May 3, 2011 pursuant to Rule 424(b)(5) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $400,000,000 aggregate principal amount of the Company’s 5⅞% Senior Notes due 2021 (the “Notes”).
The Notes have been issued pursuant to the Indenture (the “Base Indenture”) dated as of May 6, 2011, among the Company, the Parent Guarantor and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as modified by the Supplemental Indenture relating to the Notes (together with the Base Indenture, the “Indenture”) dated as of May 6, 2011, among the Company, the Guarantors and the Trustee, and are guaranteed pursuant to the terms of the Indenture and the notation endorsed on the Notes by the Guarantors (collectively, the “Guarantees”).
In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture and the Notes and, as applicable, the Guarantees and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed
Brussels • Century City • Dallas • Denver • Dubai • Hong Kong • London • Loss Angeles • Munich •New York
Orange County • Palo Alto • Paris • San Francisco • Sao Paulo • Singapore • Washington ,D.C.

May 6, 2011

appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and the Guarantors and others.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and the Guarantees of the Notes are legal, valid and binding obligations of the Guarantors obligated thereon, enforceable against such Guarantors in accordance with their respective terms.
The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:
          A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the State of Texas and the United States of America and to the extent relevant for our opinions herein, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. This opinion is limited to the effect of the current state of the laws of the State of New York, the State of Texas and the United States of America and the Delaware General Corporation Law and the Delaware Limited Liability Company Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
          B. The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
          C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee), (iv) any purported

May 6, 2011

fraudulent transfer “savings” clause, (v) any provision waiving the right to object to venue in any court, (vi) any agreement to submit to the jurisdiction of any Federal court or (vii) any waiver of the right to jury trial.
We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP

ANNEX A
Guarantors

Guarantor	State of Formation
Celanese Acetate LLC	Delaware

Celanese Americas LLC	Delaware

Celanese Chemicals, Inc.	Delaware

Celanese Fibers Operations LLC	Delaware

Celanese Global Relocation LLC	Delaware

Celanese International Corporation	Delaware

Celanese Ltd.	Texas

Celtran, Inc.	Delaware

CNA Funding LLC	Delaware

CNA Holdings LLC	Delaware

KEP Americas Engineering Plastics, LLC	Delaware

Ticona Fortron Inc.	Delaware

Ticona LLC	Delaware

Ticona Polymers, Inc.	Delaware